UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report (Date of earliest event reported): September 25, 2006 (September 21, 2006)
Zapata Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-4219 (Commission File Number)	C-74-1339132 (I.R.S. Employer Identification No.)

100 Meridian Centre, Suite 350 Rochester, New York (Address of principal executive offices)	14618 (Zip Code)
(585) 242-2000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 2.06. Material Impairments.
SIGNATURE

Item 2.06. Material Impairments.
     On September 8, 2006, Zapata Corporation, a Nevada corporation (“Zapata” or “the Company”), the 58% stockholder of Omega Protein Corporation, a Nevada corporation (“Omega”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which (i) Omega agreed to acquire from Zapata 9,268,292 shares (the “Shares”) of the common stock, par value $.01 per share (the “Omega Common Stock”), of Omega held by Zapata at a purchase price of $5.125 per share for an aggregate purchase price of $47,500,000 (the “Purchase Price”) and (ii) Zapata granted to Omega an option (the “Option”) to acquire all of the shares of Omega Common Stock held by Zapata on the date of the exercise of such option at a purchase price of $4.50 per Option Share (the “Option Purchase Price”). Subject to certain conditions, the Option will be exercisable during the period beginning 270 days after the closing (the “Closing”) of the Purchase Agreement and ending 390 days after the Closing (the “Option Exercise Period”). The Company presently holds 14,501,000 shares of Omega Common Stock.
     Based on the $5.125 per share value implied by the contemplated sale under the Purchase Agreement, the Company concluded on September 21, 2006 that it expects to record an estimated impairment charge of approximately $6.1 million, net of tax effects, in the third quarter of fiscal 2006 with respect to its Omega Common Stock. This includes an estimated impairment charge on the remaining 5,232,708 shares of approximately $3.6 million, net of taxes, which would be recorded in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
     The exact amount of the total impairment recognized will depend upon a number of factors and will not be known until the conclusion of the sale of all of the Company’s shares of Omega Common Stock. First, Omega’s financial statements will continue to be consolidated with Zapata’s until the Closing. Generally, the ultimate loss recognized on the transaction will increase (decrease) as Zapata consolidates net income (loss) related to Omega’s operations. Subsequent to the Closing, Zapata will own approximately 33% of Omega’s common stock and will account for its remaining investment in Omega under the equity method.
     Second, the amount of the impairment on the remaining shares will be affected by the price at which Zapata ultimately agrees to sell the remaining shares. Zapata plans to actively seek purchasers for its remaining 5,232,708 Omega shares at a price of $4.50 per share or higher. If Zapata enters into an agreement to sell the remaining shares at a price above or below $5.125 per share prior to reporting its results for the third quarter of fiscal 2006, Zapata would be required to decrease or increase, as appropriate, its impairment charge recognized during the third quarter.
     The impairment charge to be recognized in fiscal 2006 will not result in the expenditure of cash.
FORWARD-LOOKING STATEMENTS
     This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

These risks include, without limitation, the possibility that the closing of the transaction may not occur or be delayed, that the call option may not be exercised, that Zapata may not be able to otherwise sell its remaining Omega shares or the price at which such remaining shares may be sold. More information about potential factors that could affect Zapata’s business and financial results is included under the heading “Risk Factors” contained in Zapata’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”) and in subsequent reports filed with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. Each of those risk factors are incorporated herein by reference. All forward-looking statements included in this report are based on information available at the time of the report, and Zapata assumes no obligation to update any forward-looking statement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZAPATA CORPORATION
Dated: September 25, 2006	By:	/s/ Leonard DiSalvo
	Name:	Leonard DiSalvo
	Title:	VP-Finance and Chief Financial Officer